Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Senior Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANCORP REPORTS
OPERATING RESULTS FOR THE SECOND QUARTER
AND THE SIX MONTHS ENDED JUNE 30, 2011

CRANBURY NJ – JULY 28, 2011……1ST Constitution Bancorp (NASDAQ; FCCY), the parent company of 1ST Constitution Bank, reported net income available to common shareholders of $829 thousand for the quarter ended June 30, 2011, or $0.17 per diluted common share, compared to net income available to common shareholders of $619 thousand for the quarter ended June 30, 2010, or $0.13 per diluted common share.

For the six months ended June 30, 2011, the Company reported net income available to common shareholders of $1.6 million, or $0.33 per diluted common share, compared with net income available to common shareholders of $1.1 million, or $0.24 per diluted common share, for the first six months of 2010.

All share and per share data for the respective reporting periods have been adjusted for a 5% stock dividend paid on common shares on February 2, 2011.

The growth in net income available to common shareholders for the quarter and the six months ended June 30, 2011 as compared to the prior year periods represents an increase in net income of 34.0% and 41.9%, respectively.  At June 30, 2011, the Company’s tangible book value per common share was $9.75

Net income available to common shareholders for the quarter ended June 30, 2010 included a charge of $177 thousand, and for the six months ended June 30, 2010 a charge of $354 thousand, representing the dividends and discount accretion on the Company’s preferred stock issued to the United States Treasury.  There was no such charge for the quarter ended June 30, 2011, or for the six months ended June 30, 2011, as the Company redeemed all 12,000 shares of its preferred stock issued to the Treasury under the TARP program on October 29, 2010.

Robert F. Mangano, President and Chief Executive Officer, said “The increase in net income for the quarter and six months ended June 30, 2011 was principally the result of increases in net-interest income and non-interest income and a lower provision for loan losses and lower income tax expense in the three month period ended June 30, 2011.”

Net interest income for the quarter ended June 30, 2011 increased to $5.2 million, up $366 thousand, or 7.5 percent, from the $4.8 million reported for the second quarter of 2010.  Further supporting earnings for the second quarter of 2011 was the continued generation of non-interest income, which reached $1.1 million, up $133 thousand, or 13.2 percent, above the same prior year quarter.

The provision for loan losses for the quarter ended June 30, 2011 totaled $275 thousand compared to $550 thousand for the same period in 2010.  Net charge-offs for the six months ended June 30, 2011 were $568 thousand, compared to $417 thousand for the same period in 2010.

At June 30, 2011, the allowance for loan losses was $5.9 million, an increase of $107 thousand from December 31, 2010.  The ratio of the allowance for loan losses to total loans was 1.72 percent at June 30, 2011, and 1.40 percent at December 31, 2010.

Total assets at June 30, 2011 reached $729.4 million, representing an increase of $85.0 million compared to total assets of $644.4 million at December 31, 2010.  Deposits at June 30, 2011 were $643.1 million, compared to $543.7 million at December 31, 2010, and total loans decreased by $86.4 million, to $346.8 million from $433.2 million at December 31, 2010.

At June 30, 2011, 1ST Constitution Bank’s capital ratios were all above the levels required to be categorized as “well capitalized.”  The Bank’s total risk-based capital, Tier I risk-based capital, and leverage capital were 14.50 percent, 13.25 percent, and 7.96 percent, respectively.  The regulatory requirements to be considered “well capitalized” for total risk-based capital, Tier I capital, and leverage capital are 10 percent, 6 percent, and 5 percent, respectively.

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates fourteen branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor and Princeton, New Jersey.

1ST Constitution Bancorp common stock is traded on the Nasdaq Global Market under the trading symbol “FCCY”.  Information about 1ST Constitution Bancorp can be accessed via the Internet at www.1STCONSTITUTION.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

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1st Constitution Bancorp
Selected Consolidated Financial Data
( Unaudited )

($ in thousands except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Income Statement Data :
Interest income	$7,085	$7,076	$14,019	$13,926
Interest expense	1,871	2,227	3,640	4,638
Net interest income	5,214	4,849	10,379	9,288
Provision for loan losses	275	550	675	850
Net interest income after prov.for loan losses	4,939	4,299	9,704	8,438
Non-interest income	1,141	1,007	2,165	1,956
Non-interest expenses	5,156	4,279	9,819	8,413
Income before income taxes	924	1,027	2,050	1,981
Income tax expense	95	231	431	486
Net income	829	796	1,619	1,495
Preferred stock dividends and accretion	0	177	0	354
Net income available to common shareholders	$829	$619	$1,619	$1,141

Per Common Share Data (a) :
Earnings per common share - Basic	$0.17	$0.13	$0.34	$0.24
Earnings per common share - Diluted	$0.17	$0.13	$0.33	$0.24
Tangible book value per common share			$9.75	$10.04
Average common shares outstanding :
Basic	4,803,337	4,753,152	4,803,166	4,754,401
Diluted	4,849,945	4,778,072	4,861,949	4,774,464

(a) Includes the effect of the 5% stock dividend
paid February 2, 2011 .

Performance Ratios :
Return on average assets	0.45%	0.49%	0.47%	0.46%
Return on average equity	6.55%	5.42%	6.52%	5.18%
Net interest margin (tax-equivalent basis)	3.25%	3.17%	3.38%	3.05%
Efficiency ratio	81.1%	73.1%	78.3%	74.8%

			June 30,	December 31,
			2011	2010
Balance Sheet Data:
Total Assets			$729,431	$644,395
Investment Securities			253,614	167,361
Loans, including loans held for sale			346,839	433,206
Allowance for loan losses			(5,870)	(5,763)
Goodwill and other intangible assets			5,559	610
Deposits			643,108	543,735
Shareholders' Equity			52,433	49,681

Asset Quality Data :
Loans past due over 90 days and still accruing			$0	$0
Nonaccrual loans			5,689	8,809
OREO property			6,789	4,851
Total non-performing assets			12,478	13,660
Net charge-offs for the six-month period and year, respectively			568	1,068
Allowance for loan losses to total loans			1.72%	1.40%
Nonperforming loans to total loans			1.67%	2.14%
Nonperforming assets to total assets			1.71%	2.12%

Capital Ratios :
1st Constitution Bancorp
Tier 1 capital to average assets			8.56%	9.63%
Tier 1 capital to risk weighted assets			13.68%	12.99%
Total capital to risk weighted assets			15.13%	14.43%
1st Constitution Bank
Tier 1 capital to average assets			7.96%	9.51%
Tier 1 capital to risk weighted assets			13.25%	12.78%
Total capital to risk weighted assets			14.50%	13.92%